CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FIRST QUARTER FISCAL 2012 RESULTS
~ Same-Store Sales and Gross Margins Increase ~

CLEARWATER, FL, January 31, 2012 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first fiscal quarter ended December 31, 2011.

Revenue was $91.8 million for the quarter ended December 31, 2011 compared with $92.2 million for the comparable quarter last year. Same-store sales increased over 2% compared with an 8% decrease in the comparable quarter last year. Revenue from stores closed that were not eligible for inclusion in the same-store sales base was $2.5 million.

The net loss for the first quarter ended December 2011 was $4.2 million, or $0.19 per share, compared with a net loss of $4.7 million, or $0.21 per share, for the comparable quarter last year. For the quarter ended December 31, 2010, the Company’s net loss was reduced by approximately $1.4 million related to the favorable resolution of various amounts due from a manufacturer whose brands the Company no longer carries. Excluding the benefit from the favorable resolution, the Company’s net loss for the three months ended December 31, 2010 was $6.1 million, or $0.27 per share.

Inventory was $224.7 million compared with $189.2 million at December 31, 2010. Sequentially, inventory increased $5.1 million, or 2%, compared with the quarter ended September 30, 2011. Seasonally, industry inventory typically rises during the winter months. The increase in year-over-year inventory levels is primarily due to the brands we have expanded with and the timing of current year purchases as compared to the prior year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “The December quarter was our fifth consecutive quarter of new boat unit sales growth. During the quarter we produced a modest increase in same-store sales while expanding our gross margins, which resulted in a meaningful improvement in our results on a comparable basis. Specifically, we generated increases in our higher margin businesses of brokerage, finance and insurance, parts and accessories, service, and storage that contributed, along with higher product margins, to drive an increase in our overall gross margins for the quarter. While total revenue was approximately flat to the prior year, our new boat unit sales are well above reported industry trends. We attribute the outperformance to our proven retailing

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strategies and the appeal of the broad boat and yacht brands that we offer. Although the marine retail environment continues to present challenges, our well-capitalized balance sheet and industry leadership allow us to remain focused on maximizing opportunities to improve our performance.”

Mr. McGill continued, “We continue to gain market share as we benefit from our increasing brand offerings and ongoing commitment to providing customers with the service and products they need to maximize their experience and time on the water. We are comfortable with our inventory levels as we head into the busy boat show season. Early results from the shows we have attended have produced encouraging results. While we cannot control the timing, we believe the industry is starting to experience improvement in new unit sales, which should further enhance our operating results.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s belief that its new boat sales were above reported industry trends; the Company’s assessment that its industry outperformance can be attributed to its proven retailing strategies and the appeal of the broad boat and yacht brands that it offers; the Company’s belief that the marine retail environment continues to present challenges, but that the Company’s well capitalized balance sheet and industry leadership enables it to be focused on maximizing opportunities to improve its performance; the Company’s belief that it continues to gain market share as it benefits from the increase in its brand offerings, and ongoing commitment to providing customers with the service and products they need to maximize their experience and time on the water; the Company’s assessment that it is experiencing encouraging results at winter boat shows; and the Company’s assessment that the industry is starting to experience improvement in new unit sales, which should enhance its operating results. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2011	2010
Revenue	$91,787	$92,190
Cost of sales	66,213	68,608

Gross profit	25,574	23,582
Selling, general, and
administrative expenses	28,570	27,441

Loss from operations	(2,996)	(3,859)
Interest expense	1,217	843

Loss before income tax benefit	(4,213)	(4,702)
Income tax benefit	—	—

Net loss	$(4,213)	$(4,702)

Basic and diluted net loss per common
share	$(0.19)	$(0.21)

Weighted average number of common
shares
used in computing net loss per common
share:
Basic and diluted	22,592,370	22,239,785

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,804	$17,338
Accounts receivable, net	17,702	17,434
Inventories, net	224,714	189,234
Prepaid expenses and other current assets	4,259	4,719

Total current assets	260,479	228,725
Property and equipment, net	101,652	101,329
Other long-term assets	971	1,431

Total assets	$363,102	$331,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,170	$3,685
Customer deposits	8,436	6,343
Accrued expenses	21,783	23,925
Short-term borrowings	130,235	94,609

Total current liabilities	165,624	128,562
Long-term liabilities	5,316	4,190

Total liabilities	170,940	132,752
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	212,416	207,953
(Accumulated deficit) retained earnings	(4,467)	6,567
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	192,162	198,733

Total liabilities and stockholders’ equity	$363,102	$331,485

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended December 31,
	2011	2010
GAAP net loss as reported	$(4,213)	$(4,702)
Less the resolution from a manufacturer whose brands we no longer carry	—	(1,410)

Non-GAAP proforma net loss	$(4,213)	$(6,112)

GAAP diluted net loss per common share	$(0.19)	$(0.21)

Less the resolution from a manufacturer whose brands we no longer carry	—	(0.06)

Non-GAAP proforma net loss per common share	$(0.19)	$(0.27)

Common shares used in the calculations of net loss per common share	22,592,370	22,239,785